Exhibit 10.8

Summary Description of the Compensation of

Non-Employee Directors of Compressco Partners GP Inc.

As of January 1, 2012, each director who is not an employee of Compressco Partners GP Inc. or TETRA Technologies, Inc. (Non-Employee Directors), or any of its subsidiaries, receives annual compensation of $60,000 for attending regularly scheduled board meetings. This compensation is paid for the upcoming service year in the form of equity awards that have an intended value of $60,000, prorated for such directors’ respective dates of election. Directors who are elected to service as the chairmen of our Conflicts Committee and Audit Committee receive additional annual compensation of $5,000 and $10,000, respectively, prorated from their respective dates of election, also paid in the form of equity awards. All such equity awards of restricted units or phantom units are granted under the Compressco Partners, L.P. 2011 Long Term Incentive Plan. Directors are reimbursed for out-of-pocket expenses incurred in connection with their service as directors.

Directors who are also officers or employees of Compressco Partners GP Inc. or TETRA Technologies, Inc. do not receive any compensation for duties performed as directors.

All Non-Employee Directors are reimbursed for out-of-pocket travel expenses incurred in attending meetings of the Board of Directors and committees.